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EXHIBIT 99A.6
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STATEMENTS OF INCOME                   U S West Communications, Inc.
(UNAUDITED)                             (Telephone Operations Only)
                        Quarter Ended         Six Months Ended
                           June 30,       %       June 30,       %
In millions              1996    1995  Change   1996    1995  Change
- ----------------------------- ------- -------------- ------- -------
OPERATING REVENUES
 Local service         $1,179  $1,076    9.6  $2,324  $2,126    9.3
 Interstate access        626     591    5.9   1,248   1,180    5.8
 Intrastate access        189     184    2.7     379     372    1.9
 Long-distance network    278     294   (5.4)    568     593   (4.2)
 Other services           168     153    9.8     329     304    8.2
                      ----------------       ----------------
Total operating revenue 2,440   2,298    6.2   4,848   4,575    6.0
                      ----------------       ----------------
OPERATING EXPENSES
 Employee-related*<F1>    864     767   12.6   1,677   1,497   12.0
 Other operating*         373     365    2.2     762     756    0.8
 Taxes other than
   income taxes            97     104   (6.7)    192     207   (7.2)
 Depreciation & amort.    513     498    3.0   1,024     992    3.2
                      ----------------       ----------------
Total operating
 expenses               1,847   1,734    6.5   3,655   3,452    5.9
                      ----------------       ----------------

Income from operations    593     564    5.1   1,193   1,123    6.2

Interest expense          101      95    6.3     204     186    9.7
Gains on sales of rural
 telephone exchanges       49      15     -       49      78  (37.2)
Other income
 (expense) - net            2     (20)    -      (15)    (33) (54.5)
                      ----------------       ----------------
Income before income
 taxes and cumulative
 effect of change in
 accounting principle     543     464   17.0   1,023     982    4.2

Income tax provision      208     175   18.9     391     370    5.7
                      ----------------       ----------------

Income before cumulative
 effect of change in
 accounting principle     335     289   15.9     632     612    3.3

Cumulative effect of
 change in accounting
 principle - net of tax    -       -      -       34      -      -
                      ----------------       ----------------
NET INCOME               $335    $289   15.9    $666    $612    8.8
                      ================       ================

<F1>
*1996 employee-related expenses include the impacts of employee transfers from affiliated Communications Group companies to U S WEST Communications, Inc. (USWC) during 1995. Prior to the transfers, these affiliate employee costs were billed to USWC and reflected as affiliate expense, which is included in other operating expenses.
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